Exhibit 23.6

Consent of Nominee for Director

of Scorpio Bulkers Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-4 and related prospectus as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Scorpio Bulkers Inc.

/s/ Christian M. Gut
Name: Christian M. Gut
Date: November 7, 2013